Exhibit 10.4

FARMER BROS. CO. RETIREMENT PLAN
AMENDMENT NO. 1
FARMER BROS. CO. RETIREMENT PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective June 30, 2011, as follows:
By striking the first sentence from the definition of Accrual Service in the DEFINITIONS
SECTION of Article I and substituting the following:
Accrual Service means an Employee’s Period of Service credited on or before June 30, 2011.
By adding the following after the first paragraph of the definition of Accrual Service in the
DEFINITIONS SECTION of Article I:
Accrual Service shall be frozen on and after June 30, 2011 for purposes of determining the Accrued Benefit on such date; however, for purposes of determining a Participant’s Early Retirement Age, Disability Retirement Date, or the deferred monthly retirement benefit for an Inactive Participant beginning on his Early Retirement Date according to the VESTED BENEFITS SECTION of Article V, Accrual Service shall continue to be credited for Periods of Service on and after June 30, 2011.
By striking the first paragraph from the definition of Average Compensation in the DEFINITIONS SECTION of Article I and substituting the following:
Average Compensation means, on any given date before June 30, 2011, the average of an Employee’s Monthly Compensation for those 60 consecutive calendar months of his Accrual Service (all such months, if less than 60) which give the highest average out of the 120 latest calendar months of his Accrual Service (all such months, if less than 120).
By adding the following after the last paragraph of the definition of Average Compensation in the DEFINITIONS SECTION of Article I:
On any given date on or after June 30, 2011, an Employee’s Average Compensation shall be his Average Compensation as of June 30, 2011.
By adding the following as the final paragraph of the ACCRUED BENEFIT SECTION of Article IV:
On and after June 30, 2011, the Accrued Benefit is frozen and no additional benefits shall accrue on and after such date.
This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.
Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.
Signed this 11 day of MAY, 2011

FARMERS BROS. CO

By	/s/ Jeffrey Wahba
CFO
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